CKE RESTAURANTS, INC. REPORTS FIRST QUARTER FISCAL YEAR 2013 RESULTS

CARPINTERIA, Calif. – June 26, 2012 — CKE Restaurants, Inc. (“CKE Restaurants”) announced today its first fiscal quarter financial results for the sixteen weeks ended May 21, 2012. The Company expects to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) on Wednesday, June 27, 2012 after the close of the financial markets.

Company-Operated Same-Store Sales and Average Unit Volumes

Blended same-store sales increased 2.6% in the first quarter of fiscal 2013. Both Carl’s Jr. and Hardee’s same-store sales increased 2.6% during the quarter.

	First Quarter

Brand	FY13	FY12

Carl’s Jr.	2.6%	2.1%
Hardee’s	2.6%	9.6%
Blended	2.6%	5.5%

At the end of the first quarter, the blended fifty-two week average unit volume for Carl’s Jr. and Hardee’s was $1,268,000. The fifty-two week average unit volumes for Carl’s Jr. and Hardee’s were $1,424,000 and $1,128,000, respectively.

First Quarter Results

The Company reported total revenue of $412.3 million for the fiscal 2013 first quarter, an increase of $11.7 million, or 2.9%, compared to the fiscal 2012 first quarter.

“Both brands continued to generate positive same-store sales results during the first quarter. The Company has now had seven consecutive quarters of positive blended same-store sales. Hardee’s has now had eight consecutive quarters of positive same-store sales and Carl’s Jr. posted its fifth consecutive quarter of positive same-store sales,” said Andrew F. Puzder, Chief Executive Officer.

For the fiscal 2013 first quarter, company-operated restaurant-level adjusted EBITDA margin was 19.3%, a 230 basis point increase over the prior year first quarter in part due to higher average unit volumes which benefitted from price increases taken over the past year. Food and packaging costs decreased 100 basis points, primarily as a result of higher year over year restaurant pricing and lower commodity costs for produce, pork, and dairy, partially offset by higher commodity costs for beef. Occupancy and other expense, excluding depreciation and amortization, decreased 90 basis points, primarily as a result of lower repairs and maintenance expense. Labor and benefits decreased 50 basis points. These improvements were partially offset by a 10 basis point increase in advertising expense. Refer to the further discussion of company-operated restaurant-level adjusted EBITDA margin under the heading “Non-GAAP Measures” below.

First quarter Adjusted EBITDA increased by $10.1 million, or 19.7%, over the prior year first quarter. Adjusted EBITDA was $61.6 million in the first quarter of fiscal 2013 compared to $51.5 million in the prior year first quarter. Adjusted EBITDA represents income (loss) before income taxes, interest income and expense, asset impairments, facility action charges, depreciation and amortization, management fees, the effects of acquisition accounting adjustments, and certain non-cash and unusual items. Refer to the further discussion of Adjusted EBITDA under the heading “Non-GAAP Measures” below, which includes a reconciliation of net income (loss) to Adjusted EBITDA.

As of May 21, 2012, cash and cash equivalents were $125.4 million and the Company had $69.1 million available under its credit facility with no borrowings outstanding.

During the first quarter of fiscal 2013, the Company entered into agreements with independent third parties under which the Company sold and leased back 20 restaurant properties. The Company generated proceeds of $29.9 million in connection with these transactions.

As of May 21, 2012, the principal amount of the Company’s 11.375% Senior Secured Second Lien Notes due 2018 (the “Senior Secured Notes”) outstanding was $532.1 million.

On June 15, 2012, the holders of the Senior Secured Notes were notified that the Company will redeem $60.0 million aggregate principal amount of the Senior Secured Notes outstanding on July 16, 2012 (the “Redemption Date”) at a redemption price of 103% pursuant to the terms of the indenture governing the Senior Secured Notes. Upon completion of the redemption on the Redemption Date, $472.1 million aggregate principal amount of the Senior Secured Notes will remain outstanding.

Capital expenditures for the fiscal 2013 first quarter were $15.7 million, of which $8.6 million related to new store openings, dual-branding and remodeling projects.
As of May 21, 2012, the Company’s system-wide restaurant portfolio consisted of:

	Carl's Jr.	Hardee's	Other	Total
Company-operated	424	468	0	892
Domestic franchised	694	1,227	9	1,930
International franchised	204	237	0	441

Total	1,322	1,932	9	3,263

Conference Call Information

The Company will host its first quarter fiscal 2013 conference call on Wednesday, June 27, 2012 at 8:00 a.m. (PDT). The dial in information is as follows: (973) 500-2164 U.S. and international. The conference ID is 90596422.

A replay will be made available approximately two hours after the conclusion of the live event. The replay will be available for 7 days and can be accessed by calling (404) 537-3406. The conference ID is 90596422.

Company Overview

CKE Restaurants, Inc. is a privately held company headquartered in Carpinteria, Calif. As of the end of first quarter of fiscal 2013, the Company, through its subsidiaries, had a total of 3,263 franchised or company-operated restaurants in 42 states and 25 foreign countries. For more information about CKE Restaurants, please visit www.ckr.com.

Forward-looking Statements

Matters discussed in this press release contain forward-looking statements, including those relating to the Company’s financial statements and results of operations, the Company’s expected capital expenditures, the redemption of the Company’s Senior Secured Notes (including the timing and amount expended by the Company), the timing of the Company’s earnings conference call, and the filing of the Company’s periodic reports with the SEC, which are based on management’s current beliefs and assumptions. Although the Company does not make forward-looking statements unless it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to: the Company’s ability to compete with other restaurants, supermarkets and convenience stores for customers, employees, restaurant locations and franchisees; changes in consumer preferences, perceptions and spending patterns; changes in food, packaging and supply costs; the ability of the Company’s key suppliers to continue to deliver premium-quality products to the Company at moderate prices; the Company’s ability to successfully enter new markets, complete construction of new restaurants and complete remodels of existing restaurants; changes in general economic conditions and the geographic concentration of the Company’s restaurants, which may affect the Company’s business; the Company’s ability to attract and retain key personnel; the Company’s franchisees’ willingness to participate in the Company’s strategy; risks associated with implementing the Company’s growth strategy; the operational and financial success of the Company’s franchisees; the willingness of the Company’s vendors and service providers to supply goods and services pursuant to customary credit arrangements; risks associated with operating in international locations; the effect of the media’s reports regarding food-borne illnesses, food tampering and other health-related issues on the Company’s reputation and its ability to procure or sell food products; the seasonality of the Company’s operations; the effect of increasing labor costs including health care related costs; increased insurance and/or self-insurance costs; the Company’s ability to comply with existing and future health, employment, environmental and other government regulations; the Company’s ability to adequately protect its intellectual property; the adverse affect of litigation in the ordinary course of business; a significant failure, interruption or security breach of the Company’s computer systems or information technology; catastrophic events including war, terrorism and other international conflicts, public health issues or natural causes; the potentially conflicting interests of the Company’s sole stockholder and the Company’s creditors; the Company’s substantial leverage which could limit its ability to raise capital, react to economic changes or meet obligations under its indebtedness; the effect of restrictive covenants in the Company’s indenture and credit facility on the Company’s business; and other factors as discussed in the Company’s filings with the SEC.

As a result of these risks and uncertainties, or as a result of other risks and uncertainties of which the Company’s management is currently unaware or that the Company’s management does not presently believe to be material, the Company cannot assure readers that the forward-looking statements in this press release will prove to be accurate. Furthermore, if the Company’s forward-looking statements prove to be inaccurate, the impact may be material. In light of the significant uncertainties in these forward-looking statements, readers should not regard these statements as a representation or warranty by the Company or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release speak only as of the date of this press release.

The Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether to conform such statement to actual results or as a result of changes in the opinions or expectations of the Company’s management, new information, future events or otherwise, in each case except as required by law.

Contact:
Beth Mansfield
Public Relations
(805) 745-7741
bmansfield@ckr.com

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Sixteen Weeks Ended	Sixteen Weeks Ended
	May 21, 2012	May 23, 2011
Revenue:
Company-operated restaurants	$361,466	$351,604
Franchised restaurants and other	50,865	48,979

Total revenue	412,331	400,583

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	108,502	108,902
Payroll and other employee benefits	102,765	101,663
Occupancy and other	81,485	82,683

Total restaurant operating costs	292,752	293,248
Franchised restaurants and other	25,629	25,878
Advertising	20,852	20,061
General and administrative	41,716	40,960
Facility action charges, net	401	511
Other operating expenses	—	351

Total operating costs and expenses	381,350	381,009

Operating income	30,981	19,574
Interest expense	(23,799)	(24,395)
Other income, net	1,149	799

Income (loss) before income taxes	8,331	(4,022)
Income tax benefit	(1,178)	(1,421)

Net income (loss)	$9,509	$(2,601)

 CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and par values)
(Unaudited)

	May 21, 2012	January 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$125,422	$64,555
Accounts receivable, net of allowance for doubtful accounts of $24 as of May 21, 2012 and $38 as of January 31, 2012	21,274	24,099
Related party trade receivables	358	252
Inventories	15,728	16,144
Prepaid expenses	11,300	15,897
Advertising fund assets, restricted	18,822	18,407
Deferred income tax assets, net	25,265	25,140
Other current assets	3,830	3,695

Total current assets	221,999	168,189
Property and equipment, net of accumulated depreciation and amortization of $140,738 as of May 21, 2012 and $117,010 as of January 31, 2012	636,240	645,552
Goodwill	208,885	208,885
Intangible assets, net	428,399	433,139
Other assets, net	25,533	24,373

Total assets	$1,521,056	$1,480,138

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3	$3
Current portion of capital lease obligations	7,951	7,988
Accounts payable	27,661	40,790
Advertising fund liabilities	18,822	18,407
Other current liabilities	107,726	85,169

Total current liabilities	162,163	152,357
Long-term debt, less current portion	523,930	523,638
Capital lease obligations, less current portion	32,651	34,981
Deferred income tax liabilities, net	151,143	156,656
Other long-term liabilities	225,504	197,767

Total liabilities	1,095,391	1,065,399

Stockholder’s equity:
Common stock, $0.01 par value; 100 shares authorized, issued and outstanding as of May 21, 2012 and January 31, 2012	—	—
Additional paid-in capital	458,669	457,252
Investment in CKE Inc. Toggle Notes	(8,362)	(8,362)
Accumulated deficit	(24,642)	(34,151)

Total stockholder’s equity	425,665	414,739

Total liabilities and stockholder’s equity	$1,521,056	$1,480,138

Non-GAAP Measures

Adjusted EBITDA and Adjusted EBITDAR

Adjusted EBITDA represents income (loss) before income taxes, interest income and expense, asset impairments, facility action charges, depreciation and amortization, management fees, the effects of acquisition accounting adjustments, and certain non-cash and unusual items. The Company calculates Adjusted EBITDAR by adjusting Adjusted EBITDA to exclude the Company’s aggregate cash rent expense, less rental income from franchisees and third parties, subject to certain adjustments and exclusions.

Management uses Adjusted EBITDA and Adjusted EBITDAR because it believes that they are important measures of operating performance. In particular, management considers Adjusted EBITDA and Adjusted EBITDAR to be useful financial measures that highlight trends in the Company’s business and provide a comparable measure of profitability of similar enterprises. In addition, management believes that Adjusted EBITDA and Adjusted EBITDAR are effective, when used in conjunction with net loss or loss before income taxes, in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA and Adjusted EBITDAR provide useful information to noteholders because these measures provide insight into management’s evaluation of the Company’s results of operations. The calculations of Adjusted EBITDA and Adjusted EBITDAR may not be consistent with “EBITDA” and “EBITDAR” for the purpose of the covenants in the agreements governing the Company’s indebtedness.

Adjusted EBITDA and Adjusted EBITDAR are not measures of financial performance under U.S. generally accepted accounting principles (“GAAP”), are not intended to represent cash flows from operations under U.S. GAAP and should not be used as alternatives to net loss, or loss before income taxes, as indicators of operating performance, or as alternatives to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using Adjusted EBITDA and Adjusted EBITDAR by using them only to supplement the Company’s U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP.

Some of the limitations of Adjusted EBITDA and Adjusted EBITDAR are:

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA and Adjusted EBITDAR do not reflect the cash requirements for such replacements;

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect changes in, or cash requirements for, the Company’s working capital requirements;

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect the cash necessary to make payments of interest or principal on the Company’s indebtedness; and

•	Adjusted EBITDAR does not reflect the cash necessary to make payments of rent under the Company’s lease obligations.

While Adjusted EBITDA and Adjusted EBITDAR are frequently used as measures of operations and the ability to meet indebtedness service requirements, these measures as calculated by the Company are not necessarily directly comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CKE RESTAURANTS, INC.
ADJUSTED EBITDA AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Sixteen	Sixteen
	Weeks Ended	Weeks Ended
	21-May-12	23-May-11

Net income (loss)	$9,509	$(2,601)

Interest expense	23,799	24,395
Income tax benefit	(1,178)	(1,421)
Depreciation and amortization	25,467	24,938
Facility action charges, net	401	511
Transaction-related costs (1)	—	351
Management fees (2)	765	767
Share-based compensation expense	1,417	1,469
Losses on asset and other disposals	221	713
Difference between U.S. GAAP rent and cash rent	835	618
Other, net (3)	413	1,760

Adjusted EBITDA	$61,649	$51,500
Net Rent (4)	16,442	15,360

Adjusted EBITDAR	$78,091	$66,860

(1) Transaction-related costs include investment banking, legal, and other costs related to the merger that occurred on July 12, 2010.
(2) Represents the amounts associated with the management services agreement with Apollo Management VII, L.P. for on-going investment banking, consulting, and financial planning services, which are included in general and administrative expense.

(3) Other, net includes interest income, the net impact of acquisition accounting, early extinguishment of debt, executive retention bonus, severance costs and disposition business expense.

(4) Represents aggregate cash rent expense of the Company less rental income from franchisees and third parties, subject to certain adjustments and exclusions.

Company-Operated Restaurant-Level Non-GAAP Measures

Company-operated restaurant-level adjusted EBITDA is expressed in dollars and defined as company-operated restaurants revenue less restaurant operating costs excluding depreciation and amortization expense and including advertising expense. Restaurant operating costs are the expenses incurred directly by company-operated restaurants in generating revenues and do not include advertising costs, general and administrative expenses or facility action charges. Company-operated restaurant-level adjusted EBITDA margin is expressed as a percentage and defined as company-operated restaurant-level adjusted EBITDA divided by company-operated restaurants revenue.

Company-operated restaurant-level adjusted EBITDA and company-operated restaurant-level adjusted EBITDA margin are non-GAAP measures utilized by management internally to evaluate and compare the Company’s operating performance for company-operated restaurants between periods. In addition, management believes that these financial measures provide useful information to potential investors and analysts because they provide insight into management’s evaluation of the Company’s results of operations. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measures. These non-GAAP measures have certain limitations including the following:

•	Because not all companies calculate these measures identically, the Company’s presentation of such measures may not be comparable to similarly titled measures of other companies;

•	These measures exclude certain general and administrative and other operating costs, which should also be considered when assessing the Company’s operating performance; and

•	These measures exclude depreciation and amortization, and although they are non-cash charges, the assets being depreciated or amortized will often have to be replaced and new investments made to support the operations of the Company’s restaurant portfolio.

The following is a reconciliation of company-operated restaurant-level adjusted EBITDA and company-operated restaurant-level adjusted EBITDA margin (unaudited):

	Sixteen	Sixteen
	Weeks Ended	Weeks Ended
	May 21, 2012	May 23, 2011

Company-operated restaurant-level adjusted EBITDA:
Company-operated restaurants revenue	$361,466	$351,604
Less: restaurant operating costs	(292,752)	(293,248)
Add: depreciation and amortization expense	22,069	21,600
Less: advertising expense	(20,852)	(20,061)

Company-operated restaurant-level adjusted EBITDA	$69,931	$59,895

Company-operated restaurant-level adjusted EBITDA margin	19.3%	17.0%